Exhibit 99.(A)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject Blue Martini Software, Inc.’s (“Blue Martini”) Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Marlene Manzanares at Blue Martini’s corporate offices, located at 2600 Campus Drive, San Mateo, California 94403. Notices will also be accepted via facsimile. Marlene Manzanares’s direct facsimile number is (650) 356-7500. If you do elect to return this Notice and a new Election Form via facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Lara Williams via email at lara@bluemartini.com or via telephone at (650) 356-7633.

To Blue Martini:

I previously received a copy of the Offer to Exchange (dated November 4, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Blue Martini’s Offer to Exchange. I now wish to change that election, and accept Blue Martini’s Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Marlene Manzanares at Blue Martini’s corporate offices, located at 2600 Campus Drive, San Mateo, California 94403 before midnight, Pacific Standard Time, on Wednesday, December 4, 2002, or if Blue Martini extends the deadline to exchange options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Date:
Optionee Signature

Name:
(Please print)

Blue Martini hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Blue Martini’s successors, assigns and legal representatives:

BLUE MARTINI SOFTWARE, INC.

By:	Date:

Title: